FOR IMMEDIATE RELEASE

CatchMark Announces Third Quarter Results; Declares Fourth Quarter Dividend

ATLANTA - November 2, 2017 - Overcoming minor storm-related slowdowns in operations, CatchMark Timber Trust, Inc. (NYSE: CTT) today reported a slight increase in revenues, a higher GAAP net loss, and level Adjusted EBITDA for the quarter ended September 30, 2017 compared to the three-month period ended September 30, 2016. Increases in year-over-year harvest volumes and timber sales revenue resulted primarily from last year's acquisition and successful integration of properties in South Carolina.
CatchMark today also declared a cash dividend of $0.135 per share for its common stockholders of record on November 30, 2017, payable on December 15, 2017.
Jerry Barag, CatchMark President and CEO, said: “Our supply agreements and delivered wood sales model continued to help generate higher harvest volumes during the quarter, helping overcome storm-related operational slowdowns, lowered quotas and high inventories in our markets. We also continued to realize higher stumpage prices than South-wide market averages because of our locations and quality harvests. Year-over-year timber agreement volumes increased 23% and delivered volumes increased 11% during the quarter. The Dawsonville joint venture completed in April and the two acquisitions completed last month should help enhance our revenue growth going forward, and we remain very much on track to meet our full-year 2017 guidance.”
Recent Acquisitions and Equity Offering
In two separate transactions post-close of the third quarter, CatchMark acquired a total of 19,564 acres of prime timberlands located in central South Carolina and coastal Georgia for a total of $54.2 million, exclusive of closing costs. The acquired timberlands, primarily pine plantations, contain approximately 1.4 million tons of merchantable timber. CatchMark closed the first transaction—Carolina Midlands V Acquisition for $10.9 million—on October 11, 2017 with proceeds from its multi-draw term facility. The second transaction—Coastal Georgia Acquisition—closed on October 31, 2017 for $43.3 million and was funded from proceeds of CatchMark’s 2017 Follow-On Offering, which closed on October 17, 2017. The public offering of 4.6 million shares raised gross proceeds of $56.8 million and also was used to repay indebtedness incurred to fund the Carolina Midlands V acquisition.
Barag said: "In addition to the fourth quarter acquisitions bolstering long-term revenue growth, the recent equity offering helps set the stage for additional accretive acquisitions and potential joint ventures. All our efforts remain focused on providing a sustainable rate of return to stockholders and building long-term value."
Third Quarter Operations Overview
For the third quarter 2017, CatchMark:

•	Generated revenues of $18.6 million, compared to $18.3 million in third quarter 2016.

•	Incurred a net loss of $4.0 million in accordance with GAAP, compared to $2.9 million in the third quarter 2016.

•	Realized Adjusted EBITDA of $7.1 million, comparable to the $7.2 million in the third quarter of 2016.

•	Increased gross timber sales revenue by approximately 7% to $17.1 million, primarily resulting from a 9% increase in harvest volume to 603,516 tons up from 553,832 tons in third quarter 2016.

•	Sold 233 acres of timberlands for $0.3 million, increasing the total acres sold for the first nine months of the year to 7,047 acres for total proceeds of $13.7 million.

•	Paid a dividend of $0.135 per share to stockholders on September 15, 2017.
Barag said: “Severe weather-related flooding and road damage impacted transportation operations temporarily in some of our regions and resulted in some mill customer downtimes, but we avoided any significant loss of standing timber and our operations bounced back quickly without any substantial loss of momentum.”

As of September 30, 2017, CatchMark had $163.3 million of borrowing capacity under its credit facilities and a cash balance of $11.8 million. During the three months ended September 30, 2017, CatchMark did not repurchase any shares under its share repurchase program and may purchase up to an additional $19.8 million under the program, as of the end of the quarter.
Results for Three Months and Nine Months Ended September 30, 2017
For the three months ended September 30, 2017, revenues increased to $18.6 million from $18.3 million for the three months ended September 30, 2016 due to an increase in timber sales revenue of $1.1 million and an increase in other revenue of $0.1 million, offset by a $0.9 million decrease in timberland sales revenue. Gross timber sales revenue increased 7% primarily as a result of a 9% increase in harvest volume. The harvest volume increase was driven by harvest from properties acquired in 2016, which generated $0.8 million in timber sales revenue during the three months ended September 30, 2017. Net loss increased to $4.0 million for the three months ended September 30, 2017 from $2.9 million for the three months ended September 30, 2016 primarily due to a $0.9 million increase in interest expense.

	Three Months Ended September 30, 2016	Changes attributable to:		Three Months Ended September 30, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$9,328	$(440)	$330	$9,218
Sawtimber (2)	6,660	73	1,098	7,831
	$15,988	$(367)	$1,428	$17,049

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

For the nine months ended September 30, 2017, revenues increased to $68.6 million from $61.5 million for the nine months ended September 30, 2016 due to an increase in timber sales revenue of $3.3 million, an increase in timberland sales revenue of $3.0 million, and an increase in other revenue of $0.8 million. Gross timber sales revenue increased 7% due to a 4% increase in harvest volume as well as an increase in delivered sales as a percentage of total volume. Approximately 72% of 2017 harvest volume came from delivered sales as compared to 63% for the nine months ended September 30, 2016. Net loss increased to $8.5 million for the nine months ended September 30, 2017 from $6.1 million for the nine months ended

September 30, 2016 because of a $3.5 million increase in interest expense, offset by a $1.3 million improvement in operating loss.

	Nine Months Ended September 30, 2016	Changes attributable to:		Nine Months Ended September 30, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$25,709	$(1,112)	$2,085	$26,682
Sawtimber (2)	21,964	(59)	2,341	24,246
	$47,673	$(1,171)	$4,426	$50,928

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and our ability to satisfy lender requirements. Earnings before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.

For the three months ended September 30, 2017, Adjusted EBITDA was $7.1 million, comparable to the three months ended September 30, 2016, as a result of a $0.8 million increase in net timberland sales, offset by a $0.7 million decrease in net timber sales.

For the nine months ended September 30, 2017, Adjusted EBITDA was $32.1 million, a $2.8 million increase from the nine months ended September 30, 2016, primarily due to a $3.1 million increase in net timberland sales and a $0.8 million increase in other revenue, offset by a $1.0 million increase in other operating expenses, forestry management expenses, and general and administrative expenses.

Our reconciliation of net loss to Adjusted EBITDA for the three months and nine months ended September 30, 2017 and 2016 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Net loss	$(4,044)	$(2,897)	$(8,488)	$(6,129)
Add:
Depletion	7,265	7,072	20,511	20,836
Basis of timberland sold, lease terminations and other (1)	247	663	9,647	8,591
Amortization (2)	308	287	961	797
Depletion, amortization, and basis of timberland and mitigation credits sold included in loss from unconsolidated joint venture (3)	125	—	128	—
Stock-based compensation expense	687	405	2,025	1,320
Interest expense (2)	2,553	1,635	7,266	3,868
Adjusted EBITDA	$7,141	$7,165	$32,050	$29,283

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated joint venture.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Friday, November 3, 2017 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers.  Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com.  A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 502,400 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
*As of September 30, 2017

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include that given the flat pricing outlook, we believe that we are well positioned and will continue to concentrate on disciplined execution of our operating plan while strategically expanding our timberlands holdings and capital relationships; we believe that we are on target for executing our business plan, that we remain focused on providing a superior and sustainable rate of return to stockholders; and that we believe that our new growth opportunities, operational execution, and capital allocation strategy are building long-term value. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for

the fiscal year ended December 31, 2016, our quarterly report on Form 10-Q for the quarter ended June 30, 2017, and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per-share amounts)

	(Unaudited) Three Months Ended, September 30,		(Unaudited) Nine Months Ended, September 30,
	2017	2016	2017	2016
Revenues:
Timber sales	$17,049	$15,988	$50,928	$47,673
Timberland sales	342	1,199	13,745	10,708
Other revenues	1,221	1,123	3,900	3,076
	18,612	18,310	68,573	61,457
Expenses:
Contract logging and hauling costs	6,876	6,485	21,857	18,602
Depletion	7,265	7,072	20,511	20,836
Cost of timberland sales	211	734	9,706	9,125
Forestry management expenses	1,737	1,516	4,874	4,240
General and administrative expenses	2,257	2,206	7,477	6,584
Land rent expense	146	163	452	455
Other operating expenses	1,340	1,156	3,988	3,212
	19,832	19,332	68,865	63,054
Operating loss	(1,220)	(1,022)	(292)	(1,597)

Other income (expense):
Interest income	37	12	74	35
Interest expense	(2,819)	(1,887)	(8,101)	(4,567)
	(2,782)	(1,875)	(8,027)	(4,532)

Net loss before unconsolidated joint venture	(4,002)	(2,897)	(8,319)	(6,129)
Loss from unconsolidated joint venture	(42)	—	(169)	—
Net loss	$(4,044)	$(2,897)	$(8,488)	$(6,129)

Weighted-average common shares outstanding - basic and diluted	38,823	38,831	38,799	38,837

Net loss per share - basic and diluted	$(0.10)	$(0.07)	$(0.22)	$(0.16)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$11,828	$9,108
Accounts receivable	4,372	3,882
Prepaid expenses and other assets	8,153	4,815
Deferred financing costs, net	232	313
Timber assets:
Timber and timberlands, net	665,097	691,687
Intangible lease assets, less accumulated amortization of $941 and $938 as of September 30, 2017 and December 31, 2016, respectively	16	19
Investment in unconsolidated joint venture	10,370	—
Total assets	$700,068	$709,824

Liabilities:
Accounts payable and accrued expenses	$6,006	$4,393
Other liabilities	5,198	3,610
Note payable and line of credit, less net deferred financing costs	332,253	320,751
Total liabilities	343,457	328,754

Commitments and Contingencies	—	—

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000 shares authorized; 38,824 and 38,797 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	388	388
Additional paid-in capital	606,406	605,728
Accumulated deficit and distributions	(250,827)	(226,793)
Accumulated other comprehensive income	644	1,747
Total stockholders’ equity	356,611	381,070
Total liabilities and stockholders’ equity	$700,068	$709,824

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	$(4,044)	$(2,897)	$(8,488)	$(6,129)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	7,246	7,072	20,511	20,836
Basis of timberland sold, lease terminations and other	266	663	9,647	8,591
Stock-based compensation expense	687	405	2,025	1,320
Noncash interest expense	265	252	834	699
Other amortization	43	35	127	97
Loss from unconsolidated joint venture	42	—	169	—
Changes in assets and liabilities:
Accounts receivable	(337)	(1,101)	(1,005)	(1,236)
Prepaid expenses and other assets	(462)	243	(531)	61
Accounts payable and accrued expenses	523	510	1,632	1,618
Other liabilities	(771)	(39)	809	1,390
Net cash provided by operating activities	3,458	5,143	25,730	27,247

Cash Flows from Investing Activities:
Timberland acquisitions and earnest money paid	(2,710)	686	(2,722)	(113,288)
Capital expenditures (excluding timberland acquisitions)	(792)	(877)	(3,654)	(2,307)
Investment in unconsolidated joint venture	—	—	(10,539)	—
Net cash used in investing activities	(3,502)	(191)	(16,915)	(115,595)

Cash Flows from Financing Activities:
Proceeds from note payable	—	—	11,000	116,000
Repayments of note payable	—	(1,493)	—	(1,933)
Financing costs paid	(119)	(68)	(202)	(1,696)
Dividends paid to common stockholders	(5,182)	(5,191)	(15,546)	(15,190)
Repurchase of common shares under the share redemption program	—	—	(1,036)	(2,840)
Repurchases of common shares for minimum tax withholdings	—	—	(311)	(198)
Net cash provided by (used in) financing activities	(5,301)	(6,752)	(6,095)	94,143
Net increase in cash and cash equivalents	(5,345)	(1,800)	2,720	5,795
Cash and cash equivalents, beginning of period	17,173	15,620	9,108	8,025
Cash and cash equivalents, end of period	$11,828	$13,820	$11,828	$13,820

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA

	2017				2016
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Timber Sales Volume ('000 tons)
Pulpwood	291	352	388	1,031	336	297	363	996
Sawtimber	220	230	216	666	261	183	191	635
Total	511	582	604	1,697	597	480	554	1,631

Delivered % as of total volume	81%	72%	65%	72%	60%	66%	64%	63%
Stumpage % as of total volume	19%	28%	35%	28%	40%	34%	36%	37%

Net timber sales price ($ per ton)
Pulpwood	$13	$12	$13	$13	$14	$14	$13	$14
Sawtimber	$24	$24	$24	$24	$24	$24	$24	$24

Timberland Sales
Gross Sales (2) ('000)	$5,450	$7,953	$342	$13,745	$8,666	$843	$1,199	$10,708
Acres Sold	2,823	3,991	233	7,047	4,982	500	794	6,276
Price per acre	$1,930	$1,993	$1,468	$1,950	$1,739	$1,687	$1,510	$1,706

Timberland Acquisitions (1)
Gross Acquisitions (2) ('000)	$—	$20,000	$—	$20,000	$12,170	$100,749	$—	$112,919
Acres Acquired	—	11,031	—	11,031	8,738	51,684	—	60,422
Price per acre ($/acre)	$—	$1,813	$—	$1,813	$1,393	$1,949	$—	$1,869

Period End Acres ('000)
Fee	465	461	460	460	405	456	455	455
Lease	32	31	31	31	24	24	24	24
Wholly-Owned Total	497	492	491	491	429	480	479	479
Joint Venture Interest (1)	—	11	11	11	—	—	—	—
Total	497	503	502	502	429	480	479	479

(1) Includes acquisitions made by Dawsonville Bluffs, LLC, a joint venture in which CatchMark Timber Trust owns a 50% member interest and serves as the sole manager. (2) Exclusive of closing costs.